Exhibit 10.32

2011 Base Salaries for Named Executive Officers

Name and Title	Salary
James M. Gower
Chief Executive Officer, Chairman of the Board and Director	$648,900
Donald G. Payan, M.D.
Executive Vice President and President of Discovery and Research	$522,365
Raul R. Rodriguez
President and Chief Operating Officer	$515,037
Elliott B. Grossbard, M.D.
Executive Vice President and Chief Medical Officer	$486,675
Ryan D. Maynard
Executive Vice President and Chief Financial Officer	$412,000